EXHIBIT 8(a)

July 27, 2005

Cullen/Frost Bankers, Inc.,

100 West Houston Street,

San Antonio, Texas 78205.

Ladies and Gentlemen:

We have acted as counsel to Cullen/Frost Bankers, Inc., a corporation organized under the laws of Texas (“Cullen/Frost”), in connection with the merger (the “Merger”) of Horizon Capital Bank, a Texas state-chartered bank (“Horizon”), with and into CF Interim National Bank, an interim national bank and a direct wholly-owned subsidiary of Cullen/Frost (“Sub”), pursuant to the Agreement and Plan of Merger, dated April 19, 2005, as amended, by and among Cullen/Frost and Horizon (the “Merger Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of Cullen/Frost, including the proxy statement - prospectus of Cullen/Frost and Horizon contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Cullen/Frost and Sub and from Horizon to us both dated July 27, 2005 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of Cullen/Frost, Sub and Horizon.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our

Cullen/Frost Bankers, Inc.	-2-

opinion, under presently applicable United States Federal income tax law, which may change prior to the effective date of the Merger, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Cullen/Frost and Horizon will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Very truly yours,

/s/ Sullivan & Cromwell LLP